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                                                                   Exhibit 10.25

                                PROMISSORY NOTE

                                                               February 28, 2006

     FOR VALUE RECEIVED, the undersigned ("Maker", whether one or more) hereby promises to pay to the order of ICM. Inc. ("Holder") at its offices in Colwich, Kansas, the principal sum not to exceed THREE MILLION DOLLARS ($3,000,000), or such lesser sum as shall become due hereunder, together with interest thereon at the Applicable Rate, adjusted each time and as of the date the Applicable Rate changes, without notice to Maker (which notice is hereby expressly waived by Maker).

     Interest shall commence to accrue on the date funds are advanced under that certain Loan Agreement between Maker and Holder dated February 28, 2006 ("Loan Agreement"), and shall continue until the Maturity Date. Maker shall make payments of interest on this Promissory Note on the first day of the beginning of every calendar quarter, commencing upon the payment commencement date set forth under the Loan Agreement, and payments of principal in such amounts and at such times as determined under the Loan Agreement. The remaining outstanding principal balance and all accrued but unpaid interest shall become due and payable on the Maturity Date.

     Any required payment on this Promissory Note which is not paid when due shall be subject to a late payment charge of five percent (5%) of the amount of such overdue amount. Interest on a required payment which is not paid when due shall thereafter accrue at the rate of eighteen percent (18%) per annum or, if less, the maximum rate of interest permitted under applicable law (the "Default Rate").

     The obligations evidenced by this Promissory Note are secured pursuant to the provisions of the documents described below and as they may be amended or supplemented from time to time:

     The Security Documents (as such term is defined in the Loan Agreement).

     At the option of the Holder hereof, the entire unpaid principal plus accrued interest shall become immediately due and payable, after expiration of any grace period provided in the Loan Documents, upon the occurrence or existence of any of the following events or conditions: (a) any payment required hereunder is not paid when due; (b) default in the performance of any covenant, obligation, warranty or provision contained in the Loan Documents; (c) any warranty, representation, financial information or statement of the Maker is determined to be false in any material respect; (d) an Event of Default; (e) determination by the Holder that a material adverse change has occurred in the financial condition of the Maker, (f) dissolution, termination of existence, insolvency, business failure, the filing of a petition for the appointment of a receiver or the appointment of a receiver for all or a part of any part of the property of the Maker; (g) commencement of any proceedings under any bankruptcy or insolvency laws by or against the

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Maker; or (h) anytime the Holder believes, in the Holder's sole discretion, that the prospect of payment of this Promissory Note is impaired or the Holder otherwise deems itself insecure.

     Maker and any endorsers hereby severally waive presentment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Promissory Note. Maker expressly agrees that this Promissory Note, or any payment hereunder, may be extended from time to time without notice and without in any way affecting the liability of the Maker and endorsers hereof.

     No waiver of any payment or other right under this Promissory Note or any related agreement shall operate as a waiver of any other payment or right. No delay on the part of the Holder hereof in exercising any right hereunder shall operate as a waiver of that right or any other right under this Promissory Note. The Holder shall be entitled to recover costs of collection of this Promissory Note, including, to the extent allowed by law, reasonable attorneys' fees.

     If any one or more provisions of this Promissory Note shall, in whole or in part, or if any one or more provisions of this Promissory Note operates or would operate to invalidate this Promissory Note, then said provisions or provision shall be deemed null and void, but shall not affect any other provision of this Note and the remaining provisions shall in no way be affected, prejudiced or disturbed thereby. The rules of construction and the definitions set forth in the Loan Agreement shall also apply to this Note. Unless otherwise defined herein, capitalized terms used in this Note shall have the meanings ascribed in the Loan Agreement.

     Time is of the essence of this Promissory Note and of the performance of all obligations hereunder.

     This Promissory Note is to be construed in accordance with the laws of the State of Kansas.

     This Promissory Note shall be binding upon Maker and its successors and assigns and inure to the benefit of Holder and its successors and assigns.

     DATED as of the date set forth above.

                                        RED TRAIL ENERGY, LLC


                                        By: /s/ Ambrose R Hoff
                                            ------------------------------------
                                        Name: Ambrose R Hoff
                                        Title: President
                                               "MAKER"